[LETTERHEAD OF MANTYLA MCREYNOLDS LLC]


                                        November 19, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC


Dear Sir/Madam:

We have read the statements included under Item 4 in the Form 8-K dated October 14, 2003, of Wasatch Web Advisors to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to our audit for the year ended December 31, 2002, and our reviews of interim financial statements through September 30, 2003. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement of Wasatch Web Advisors, or the approval of such engagement by the Board of Directors.

Very truly yours,

/s/ Mantyla McReynolds

Mantyla McReynolds